ACQUISITION AGREEMENT

BY AND AMONG

NEW YORK MEDICAL, INC.

AND

CRITICAL HOME CARE, INC.

AND

THE SHAREHOLDERS OF CRITICAL HOME CARE., INC.

Dated as of September 16, 2002

AGREEMENT AND PLAN OF REORGANIZATION

     This ACQUISITION AGREEMENT is made and entered into as of September 16, 2002, among NEW YORK MEDICAL, INC., f/k/a NEW YORK MEDICAL, INC., a Nevada corporation (“NEW YORK MEDICAL”), CRITICAL HOME CARE, INC., a Delaware corporation (“CHCI”), and the shareholders of CHCI, each of whom has signed an Acknowledgement and Assumption Agreement, in which they agree to the terms, conditions, and covenants of this Agreement in the form of Schedule A hereto, which such agreement has been filed with the records of CHCI, (collectively "CHCI SHAREHOLDERS").

RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with Nevada and Delaware Law (as defined herein), NEW YORK MEDICAL intends to acquire all of the outstanding common stock of CHCI.

     B. The Board of Directors of CHCI and NEW YORK MEDICAL have each: (i) determined that the intended acquisition of CHCI by NEW YORK MEDICAL is consistent with and in furtherance of the respective long-term business strategy of their companies; and fair to, and in the best interests of, their companies, and (ii) approved this Acquisition Agreement (hereinafter "Agreement") and other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 DEFINITIONS

     The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement:

     1.1 "Acquisition" means the acquisition of all of the outstanding common stock of CHCI by NEW YORK MEDICAL.

     1.2 "Affiliate" means, with respect to any Person, any family member and any other Person controlling, controlled by or under common control with such Person.

     1.3 “Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement. The Closing shall be held on the date and at the location specified in Section 2.2.

     1.4 "Closing Date" means the date on which the Closing actually occurs pursuant to Section 2.2.

1.5 "Code" means the Internal Revenue Code of 1986, as amended.

1.6 Intentionally Omitted.

1.7 "Delaware Law" means the Delaware General Corporation Law.

     1.8 "Disclosure Schedule" means the disclosure schedule executed by each party (referencing the appropriate section of paragraph numbers) that are delivered to the other parties on or prior to the date of this Agreement.

     1.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.10 "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

     1.11 "Governmental Entity" means any federal or state court, administrative agency, commission, governmental or regulatory authority.

     1.12 "NEW YORK MEDICAL Common Stock" means the shares of common stock of NEW YORK MEDICAL, par value .001 per share to be received by the CHCI SHAREHOLDERS, in exchange for 100% of their CHCI shares of Common Stock.

     1.13 "Knowledge" means, with respect to a party hereto or with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of such party, has actual knowledge after a reasonable review of such matter.

     1.14 "Material Adverse Effect" when used in connection with an entity means any change, event, violation, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole.

     1.15 "OTCBB" means the OTC Bulletin Board that is operated by the National Association of Securities Dealers but is separate from the NASDAQ stock market.

     1.16 "Person" means any individual, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

1.17 "SEC" means the United States Securities and Exchange Commission.

1.18 "Securities Act" means the Securities Act of 1933, as amended.

     1.19 "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     1.20 "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

ARTICLE 2 THE ACQUISITION

     2.1 The Acquisition. On the Closing Date and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, NEW YORK MEDICAL shall acquire 100% of the issued and outstanding common stock of CHCI.

     2.2 Closing Date. Subject to the provisions of this Agreement, the parties hereto shall cause the Acquisition to be consummated by exchanging all of the documents required by this Agreement to be exchanged. The Closing of the Acquisition shall take place at the New York offices of CHCI, at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article 7.

     2.3 Effect of the Acquisition. At the Closing Date, the effect of the Acquisition shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Closing Date, 100% of the common stock of CHCI shall vest in NEW YORK MEDICAL.

2.4 Articles of Incorporation; Bylaws.

     (a) At the Closing Date, the Certificate of Incorporation of NEW YORK MEDICAL, as in effect immediately prior to the Closing Date, shall remain the Articles of Incorporation of NEW YORK MEDICAL until thereafter amended as provided by law and such Articles of Incorporation.

     (b) At or before the Closing Date, NEW YORK MEDICAL shall have authorized one hundred (100,000,000) million shares of common stock.

     (c) The Bylaws of NEW YORK MEDICAL, as in effect immediately prior to the Closing Date, shall be the Bylaws of NEW YORK MEDICAL until thereafter amended.

     2.5 Directors and Officers. The directors and officers of NEW YORK MEDICAL shall be the directors and officers of NEW YORK MEDICAL until the Closing. On the Closing Date, all of the directors and officers of NEW YORK MEDICAL shall resign and shall be replaced by the officers and directors designated by CHCI.

     2.6 Effect on Capital Stock. At the Closing Date, by virtue of the Acquisition:

     (a) Capital Stock of CHCI. One hundred (100%) percent of the issued and outstanding common stock of CHCI will be transferred, by executed and notarized or guaranteed stock powers to NEW YORK MEDICAL, in exchange for a maximum total of 18,000,000 shares of NEW YORK MEDICAL Common Stock as defined in Section 1.12. At the Closing, each issued and outstanding share of common stock of CHCI shall be exchanged for one (1) validly issued, fully paid and nonassessable share of NEW YORK MEDICAL Common Stock. This shall be the total number of NEW YORK MEDICAL Common Stock to be paid for 100% of the CHCI common stock. At the Closing, there shall be 2,000,000 employee and director stock options authorized but not issued as follows, 500,000 common shares @ $1.50 per share and 1,500,000 common shares to be priced at or above market when and if issued, there shall be no warrants or other agreements to purchase shares of CHCI common stock outstanding. In the event that any CHCI SHAREHOLDERS’ certificates have been lost, stolen or destroyed, such CHCI SHAREHOLDER will be entitled to receive a stock certificate representing NEW YORK MEDICAL’S Common Stock only after providing an affidavit of loss to NEW YORK MEDICAL.

     (b) Capital Stock of NEW YORK MEDICAL. Each share of NEW YORK MEDICAL Common Stock issued and outstanding immediately prior to the Closing Date shall remain unchanged as a result of the Acquisition. At the Closing, there shall be no options, warrants or other agreements or rights to purchase shares of NEW YORK MEDICAL’S capital stock outstanding. NEW YORK MEDICAL hereby agrees that in connection and consideration of the Acquisition each of the following persons has agreed, at or prior to the Closing, to cancel the following amount of shares of common stock of NEW YORK MEDICAL owned by them and to return the same to treasury: Vivian Nehls 1,750,000 shares, Netta Girard 5,475,000 shares and

David Rodgers 1,750,000. The cumulative amount of shares being retired is 8,975,000, which will reduce the total number of shares of common stock of NEW YORK MEDICAL issued and outstanding at closing to 5,725,000.

2.7 Issuance of Certificates.

     NEW YORK MEDICAL to Provide Common Stock. On the Closing Date, NEW YORK MEDICAL shall deliver to the CHCI SHAREHOLDERS stock certificates in accordance with Section 2.6(a) totaling up to 18,000,000 shares of NEW YORK MEDICAL Common Stock, in exchange for 100% of CHCI’s issued and outstanding common stock.

2.8 Intentionally Omitted.

     2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest NEW YORK MEDICAL with full right, title and possession to 100% of the common stock of CHCI, the management of CHCI and NEW YORK MEDICAL agree to take all such lawful and necessary further action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CHCI

     CHCI represents and warrants to NEW YORK MEDICAL, subject to such exceptions as are specifically disclosed in the CHCI Disclosure Schedule (referencing the appropriate section and paragraph numbers) delivered by CHCI to NEW YORK MEDICAL on or prior to the date of this Agreement, as follows:

     3.1 Organization and Qualification; Subsidiaries. CHCI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. CHCI is in possession of all material franchises, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("CHCI Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such CHCI Approvals would not, individually or in the aggregate, have a Material Adverse Effect on CHCI. CHCI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on CHCI. CHCI does not directly own any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business, association or entity. CHCI owns all of the assets and business set forth in Section 3.1 of the CHCI Disclosure Schedule, free and clear of all material claims, liens and encumbrances of any kind or nature whatsoever, except as set forth in Section 3.1 of the CHCI Disclosure Schedule.

     3.2 Articles of Incorporation and Bylaws. CHCI has previously furnished to NEW YORK MEDICAL a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. CHCI is not in material violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     3.3 Authority Relative to This Agreement. CHCI has all necessary corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CHCI and the CHCI SHAREHOLDERS and the consummation by CHCI and the CHCI

SHAREHOLDERS of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CHCI and the CHCI SHAREHOLDERS and subject, to the CHCI SHAREHOLDERS’ approval no other corporate proceedings on the part of CHCI or the CHCI SHAREHOLDERS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CHCI and each CHCI SHAREHOLDER signing this Agreement, and, assuming the due authorization, execution and delivery by NEW YORK MEDICAL, constitutes legal and binding obligations of CHCI and the CHCI SHAREHOLDERS, enforceable against CHCI and the CHCI SHAREHOLDERS in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditor’s rights generally and the application of principals of equity, including without limitation the principal that equitable remedies, such as the remedy of specific performance are subject to the discretion of the court before which any proceeding may therefore be brought.

3.4 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by CHCI does not, and the performance of this Agreement by CHCI shall not, (i) conflict with or violate its Articles of Incorporation or Bylaws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CHCI by which CHCI is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair CHCI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or material encumbrance on any of the properties or assets of CHCI pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other similar instrument or similar obligation to which CHCI is a party or by which its properties are bound or affected.

     (b) The execution and delivery of this Agreement by CHCI does not, and the performance of this Agreement by CHCI shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, the rules and regulations of the National Association of Securities Dealers (“NASD”), and (B) where the failure to obtain such consents, CHCI Approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Acquisition or otherwise prevent CHCI from performing its obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CHCI or the CHCI SHAREHOLDERS.

3.5 Compliance; Permits.

     (a) CHCI is not in material default or material violation of, (i) any law, rule, regulation, order, judgment or decree applicable to CHCI or by which its properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other similar instrument or similar obligation to which CHCI is a party or by which CHCI or its properties is bound or affected, except for any conflicts, defaults or violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CHCI. To the Knowledge of CHCI, no investigation or review by any governmental or regulatory body or authority is pending or threatened against CHCI, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CHCI.

     (b) CHCI holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities, which are material to operation of the business of CHCI (collectively, the "CHCI Permits"). CHCI is in compliance in all material respects with the terms of the CHCI Permits, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect on CHCI.

3.6 Intentionally Omitted.

     3.7 No Undisclosed Liabilities. To CHCI’s Knowledge, CHCI does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP (with the revenue recognition principles thereof) which are, individually or in the aggregate, material to the business, results of operations or financial condition of CHCI taken as a whole, except (i) banking, accounting, legal and printing fees associated with the Acquisition, or (ii) liabilities incurred in the ordinary course of CHCI’s business since June 30, 2002.

3.8 Intentionally Omitted.

     3.9 Absence of Litigation. There are no material claims, actions, suits or proceedings pending or, to the Knowledge of CHCI, threatened (or,

to the Knowledge of CHCI, any governmental or regulatory investigation pending or threatened) against CHCI as to which CHCI has received any written notice or assertion, or any properties or rights of CHCI, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign; and there are no claims, actions, suits, proceedings or judgments against CHCI which would affect CHCI's right and authority to effect the transactions contemplated hereby.

     3.10 Employee Benefit Plans. Other than as provided in Section 3.10 of the CHCI Disclosure Schedule, CHCI is not a party to any oral or written (i) contract for the employment of any officer or employee that is not terminable on thirty (30) days (or less) notice, (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement; or (iii) collective bargaining agreement. The only employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that covers any active, former employee, director or consultant of CHCI, or with respect to which CHCI has or may in the future have liability, are listed in Section 3.10 the CHCI Disclosure Schedule (the "CHCI Plans"). CHCI has provided to NEW YORK MEDICAL: (i) correct and complete copies of all documents embodying each CHCI Plan including without limitation all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such CHCI Plan and any other information requested by NEW YORK MEDICAL regarding the CHCI Plan.

     3.11 Labor Matters. There is no litigation pending or, to the Knowledge of CHCI, threatened, between CHCI and any of its respective employees. As of the date of this Agreement, CHCI is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by CHCI nor to CHCI’s Knowledge are there any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, CHCI has no Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of CHCI.

     3.12 Ability to Transfer CHCI Stock. To the Knowledge of CHCI, each CHCI SHAREHOLDER is the sole owner of his or her CHCI stock, and has the full power and authority to transfer his or her shares of CHCI to NEW YORK MEDICAL in accordance with this Agreement. Upon the transfer by CHCI SHAREHOLDERS of all their common stock of CHCI to NEW YORK MEDICAL, NEW YORK MEDICAL shall be the owner 100% of such CHCI common stock free and clear of any and all material claims, liens and encumbrances of any kind or nature whatsoever.

     3.13 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon CHCI which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CHCI, any acquisition of property by CHCI or the conduct of business by CHCI as currently conducted.

     3.14 Title to Property. CHCI owns the plans and designs for its products free and clear of all liens, charges and encumbrances except liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the license affected thereby; and all material licenses which CHCI holds and which are required for the operation of its business are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such licenses, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which CHCI has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of CHCI, are in good operating condition and repair, in all material respects.

     3.15 Taxes. Prior to the Closing Date, CHCI will have timely filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), have paid all Taxes shown thereon to be due and have provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes that are currently, or will be prior to the Closing Date, due and payable has become a lien against the property of CHCI or is being asserted against CHCI, (ii) no audit of any material Tax Return of CHCI is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by CHCI or any of its subsidiaries and is currently in effect and (iv) there is no agreement, contract or arrangement to which CHCI is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code.

     3.16 Environmental Matters. To the Knowledge of CHCI, CHCI (i) has obtained all applicable permits, licenses and other authorizations which are material to the business of CHCI and required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by CHCI (or its respective agents); (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved there under; (iii) as of the date hereof, has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from CHCI’s (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by CHCI (or any of its respective agents) thereunder.

     3.17 Intangible Assets. Section 3.17 of the CHCI Disclosure Schedule contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by CHCI in its business as presently conducted. To CHCI's Knowledge, all such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. CHCI has not received any notice of any claim of infringement. Except as disclosed in Section 3.17 of the CHCI Disclosure Schedule, there are no agreements, contracts or obligations under which CHCI is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The trade secrets and "know-how" of CHCI are in such form and of such quality that, following the Closing; CHCI will be able to continue to sell the products heretofore provided by CHCI.

     3.18 Agreements, Contracts and Commitments. Except as set forth in Section 3.18 of the CHCI Disclosure Schedule, CHCI is not a party to and is not bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer, director or member of CHCI's Board of Directors, other than those that are terminable by CHCI on no more than thirty (30) days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to CHCI;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of CHCI to engage in any line of business or to compete with any Person; or

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by CHCI after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which CHCI has any material ownership interest in any corporation, partnership, joint venture or other business enterprise.

     CHCI is not and, to CHCI's Knowledge, no other party to a CHCI Contract (as defined below), is in material breach, violation or default under, and CHCI has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which CHCI is a party or by which it is bound that are required to be disclosed in Section 3.18 of the CHCI Disclosure Schedule pursuant to this Section 3.18 hereof (any such agreement, contract or commitment, a "CHCI Contract") in such a manner as would permit any other party to cancel or terminate any such CHCI Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.19 Insurance. CHCI maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of CHCI which are of the type and in amounts customarily carried by Persons conducting businesses similar to those of CHCI.

     3.20 Directors and Officers. Section 3.20 of the CHCI Disclosure Schedule contains a complete list of the current Board of Directors and executive officers, and the management of CHCI.

     3.21 Record Books. The record books of CHCI are in good order, complete, accurate and up to date.

     3.22 Related Party Transactions. Except as set forth in Section 3.22 of the CHCI Disclosure Schedule, neither any officer nor any director or employee of CHCI has any direct interest in any competitor, supplier, or customer of CHCI or in any Person from whom or to whom CHCI leases any real or personal property, or in any other Person with whom CHCI is doing business.

     3.23 Lack of Disputes. There is currently no material and adverse dispute, pending or, to the Knowledge of CHCI, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of CHCI in an amount in excess of $50,000.

     3.24 Board Approval. The Board of Directors of CHCI has, as of the date of this Agreement (i) approved this Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Acquisition is in the best interests of the stockholders of CHCI and is on terms that are fair to such stockholders and (iii) recommended that the CHCI Shareholders approve this Agreement and the Acquisition.

     3.25 CHCI SHAREHOLDERS. CHCI has received a written representation from each of CHCI's SHAREHOLDERS, which CHCI reasonably believes, that each CHCI SHAREHOLDER is an "accredited investor" as that term is defined in the Rules and Regulations under the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NEW YORK MEDICAL

     NEW YORK MEDICAL hereby represents and warrants to CHCI, subject to such exceptions as specifically disclosed in the NEW YORK MEDICAL Disclosure Schedule (referencing the appropriate section and paragraph number) delivered by NEW YORK MEDICAL to CHCI on or prior to the date of this Agreement, as follows:

     4.1 Organization and Qualification; Subsidiaries. NEW YORK MEDICAL and its wholly owned subsidiary, Norden Associates, Inc. are each a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and they each have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. NEW YORK MEDICAL and its subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("NEW YORK MEDICAL Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as they are now being conducted, except where the failure to have such NEW YORK MEDICAL Approvals would not, individually or in the aggregate, have a Material Adverse Effect on NEW YORK MEDICAL. NEW YORK MEDICAL and its subsidiary are duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on NEW YORK MEDICAL. Except for its ownership of Norden Associates, Inc., NEW YORK MEDICAL does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity. Norden Associates is the only subsidiary of NEW YORK MEDICAL. All of the outstanding shares of capital stock of the subsidiaries of NEW YORK MEDICAL have been validly issued and are fully paid and nonassessable and are owned free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     4.2 Articles of Incorporation and Bylaws. NEW YORK MEDICAL has previously furnished to CHCI a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws and equivalent organizational documents of Norden Associates, Inc. are in full force and effect. NEW YORK MEDICAL is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     4.3 Capitalization. The authorized capital stock of NEW YORK MEDICAL consists of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 share. At the close of business on July 23, 2002, NEW YORK MEDICAL shares of common stock issued and outstanding were 14,700,000 shares, all of which are validly issued, fully paid and non-assessable. All shares of NEW YORK MEDICAL Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of NEW YORK MEDICAL Common Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.3 of the NEW YORK MEDICAL Disclosure Schedule, there are no options, warrants or other rights, agreements, puts, calls, contracts, arrangements or commitments of any kind related to the issued or unissued shares of capital stock of NEW YORK MEDICAL or obligations of NEW YORK MEDICAL to issue or sell any shares of capital stock of or other equity interests in NEW YORK MEDICAL. There are no obligations, contingent or otherwise, of NEW YORK MEDICAL to repurchase, redeem or otherwise acquire any shares of NEW YORK MEDICAL Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. NEW YORK MEDICAL is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, antidilutive rights with respect to, any securities of NEW YORK MEDICAL. However, it is agreed that in connection and consideration of the Acquisition each of the following persons agrees to cancel the following number of shares owned by him or her and to return the same to treasury: Vivian Nehls 1,750,000 shares, Netta Girard 5,475,000 shares and David Rodgers 1,750,000. The cumulative amount of shares being retired is 8,975,000 which will reduce the total number of shares of common stock of NEW YORK MEDICAL issued and outstanding at closing to 5,725,000, plus the 18,000,000 shares of common stock of NEW YORK MEDICAL to be issued in exchange with and for all of the issued and outstanding shares of common stock of CHCI.

     4.4 Authority Relative to This Agreement. NEW YORK MEDICAL has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by NEW YORK MEDICAL and the consummation by NEW YORK MEDICAL of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of NEW YORK MEDICAL and no other corporate proceedings on the part of NEW YORK MEDICAL are necessary to authorize this Agreement, or to consummate the transactions so contemplated. The execution and delivery of this Agreement by NEW YORK MEDICAL and the consummation by NEW YORK MEDICAL of the transactions contemplated hereby do not require the approval of the stockholders of NEW YORK MEDICAL. This Agreement has been duly and validly executed and delivered by NEW YORK MEDICAL and, assuming the due authorization, execution and delivery by CHCI, constitutes legal and binding obligations of NEW YORK MEDICAL, enforceable against NEW YORK MEDICAL in accordance with their respective terms.

4.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by NEW YORK MEDICAL does not, and the performance of this Agreement by NEW YORK MEDICAL shall not, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of NEW YORK MEDICAL or any subsidiary, (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NEW YORK MEDICAL or any subsidiary or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair NEW YORK MEDICAL’S rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of NEW YORK MEDICAL pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NEW YORK MEDICAL or any subsidiary is a party or by which NEW YORK MEDICAL or any subsidiary or any of their respective properties are bound or affected.

     (b) The execution and delivery of this Agreement by NEW YORK MEDICAL does not, and the performance of this Agreement by NEW YORK MEDICAL shall not, require any consent, notice, report, order, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, the rules and regulations of the NASD, and the mailing to NEW YORK MEDICAL Stockholders and filing with the SEC of a notice pursuant to SEC Rule 14f-1 under the Exchange Act; and (ii) where the failure to obtain such consents, NEW YORK MEDICAL

Approvals, authorizations or permits, or to make such filings or notifications (a) would not prevent the consummation of the Acquisition or otherwise prevent NEW YORK MEDICAL from performing its obligations under this Agreement, or (b) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NEW YORK MEDICAL.

4.6 Compliance; Permits.

     (a) NEW YORK MEDICAL is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to NEW YORK MEDICAL or by which its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NEW YORK MEDICAL is a party or by which NEW YORK MEDICAL or its properties is bound or affected, except for any conflicts, defaults or violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NEW YORK MEDICAL. To the Knowledge of NEW YORK MEDICAL, no investigation or review by any governmental or regulatory body or authority is pending or threatened against NEW YORK MEDICAL, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NEW YORK MEDICAL.

     (b) NEW YORK MEDICAL holds all permits, licenses, variances, exemptions, certifications, qualifications, requirements, registrations, orders and approvals from governmental authorities, which are material to operation of the business of NEW YORK MEDICAL (collectively, the "NEW YORK MEDICAL Permits"). NEW YORK MEDICAL is in compliance in all respects with the terms of the NEW YORK MEDICAL Permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect on NEW YORK MEDICAL and all NEW YORK MEDICAL Permits are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such NEW YORK MEDICAL Permits and NEW YORK MEDICAL is in compliance with all obligations, instructions or requirements thereof. NEW YORK MEDICAL has never been the subject of an Occupational and Safety Health Administration (or similar agency) inspection or found by any agency to be in violation of any occupational safety or health law. NEW YORK MEDICAL has never been the subject of an inspection or inquiry regarding violations or alleged violations of any law by the Environmental Protection Agency, Federal Trade Commission, Food & Drug Administration, or similar federal, state, or local agency, and has not been found (or the subject of an allegation) by such agency to be in violation of any law. NEW YORK MEDICAL has never been a party to any illegal or improper payments.

4.7 Financial Statements; SEC Reports.

     (a) Each set of audited financial statements (including, in each case, any related notes thereto) contained in the NEW YORK MEDICAL financial statements was prepared in accordance with GAAP (including, without limitation, in accordance with the revenue recognition provisions thereof) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-K of the Exchange Act) and each fairly presents the consolidated financial position of NEW YORK MEDICAL and its subsidiary as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     (b) NEW YORK MEDICAL has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000, (the "NEW YORK MEDICAL SEC Documents"). As of their respective dates, the NEW YORK MEDICAL SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such NEW YORK MEDICAL SEC Documents, and none of the NEW YORK MEDICAL SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NEW YORK MEDICAL included in the NEW YORK MEDICAL SEC Documents comply as to form and substance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

     (c) The unaudited consolidated financial statements of NEW YORK MEDICAL for the three (3) months ended March 31, 2002, which are included in the NEW YORK MEDICAL SEC Documents, have previously been made available to the Company. The Financial Statements comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

     4.8 No Undisclosed Liabilities. NEW YORK MEDICAL does not have any direct or indirect liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP (including, without limitation, in accordance with the revenue recognition principles thereof) which are, individually or in the aggregate, material to the business, results of operations or financial condition of NEW YORK MEDICAL taken as a whole, except (i) liabilities provided for in NEW YORK MEDICAL’S balance sheet as of March 31, 2002, (ii) liabilities incurred since March 31, 2002 in the ordinary course of business consistent with past practices or (iii) banking, accounting, legal and printing fees associated with the Acquisition. As of the Closing, NEW YORK MEDICAL will have no assets or liabilities.

     4.9 Absence of Certain Changes or Events. Since its formation, except as set forth in Section 4.9 of the NEW YORK MEDICAL Disclosure Schedule, there has not been: (i) any Material Adverse Effect on NEW YORK MEDICAL, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of NEW YORK MEDICAL’S capital stock, or any purchase, redemption or other NEW YORK MEDICAL by NEW YORK MEDICAL of any of NEW YORK MEDICAL’S capital stock or any other securities of NEW YORK MEDICAL or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of NEW YORK MEDICAL’S capital stock, (iv) any granting by NEW YORK MEDICAL of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by NEW YORK MEDICAL of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by NEW YORK MEDICAL of any increase in severance or termination pay or any entry by NEW YORK MEDICAL into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving NEW YORK MEDICAL of the nature contemplated hereby, (v) any material change by NEW YORK MEDICAL in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vi) any revaluation by NEW YORK MEDICAL of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     4.10 Absence of Litigation. Except as set forth in Section 4.10 of the NEW YORK MEDICAL Disclosure Schedule Reports, there are no material claims, actions, suits or proceedings pending or, to the Knowledge of NEW YORK MEDICAL, threatened (or to the Knowledge of NEW YORK MEDICAL, any governmental or regulatory investigation pending or threatened) against NEW YORK MEDICAL as to which NEW YORK MEDICAL or any subsidiary has received any written notice or assertion, or any properties or rights of NEW YORK MEDICAL or any subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. NEW YORK MEDICAL is not subject to or in violation or default under any outstanding order, injunction or decree.

     4.11 Employee Benefit Plans. NEW YORK MEDICAL is not a party to any oral or written (i) contract for the employment of any officer or employee, (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of NEW YORK MEDICAL; or (iii) collective bargaining agreement. The only employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA that covers any active, former employee, director or consultant of NEW YORK MEDICAL, or with respect to which NEW YORK MEDICAL has or may in the future have liability, are listed in Section 4.11 of the NEW YORK MEDICAL Disclosure Schedule (the "NEW YORK MEDICAL Plans") and the NEW YORK MEDICAL Plans are in compliance with ERISA. NEW YORK MEDICAL has provided to CHCI: (i) correct and complete copies of all documents embodying each NEW YORK MEDICAL Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such NEW YORK MEDICAL Plan and any other information requested by CHCI regarding the NEW YORK MEDICAL Plan.

4.12 Labor Matters.

     (a) There is no litigation pending or, to the Knowledge of NEW YORK MEDICAL, threatened, between NEW YORK MEDICAL, its subsidiary and any of their respective employees. As of the date of this Agreement, NEW YORK MEDICAL is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by NEW YORK MEDICAL nor does NEW YORK MEDICAL know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, NEW YORK MEDICAL has no Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of NEW YORK MEDICAL.

     (b) Section 4.12 of the NEW YORK MEDICAL Disclosure lists each employee of NEW YORK MEDICAL as well as the current position, the current annual salary, the date of hire, any special arrangements including retirement benefits, whether written or oral, with respect to each employee, including any director or officer of NEW YORK MEDICAL.

     (c) To the Knowledge of NEW YORK MEDICAL, NEW YORK MEDICAL is in compliance with all applicable laws regarding employment and employment practices.

     (d) No present or former employee or contracted employee of NEW YORK MEDICAL has asserted any claim against NEW YORK MEDICAL and, to the Knowledge of NEW YORK MEDICAL no basis for any such claim exists.

     4.13 Spin-off of Norden Associates, Inc. Prior to the Closing Date, NEW YORK MEDICAL will sell to Netta Girard one hundred percent of the shares of capital stock of Norden Associates, Inc. in consideration for the sum of

$200.00 and the cancellation of 5,475,000 of her shares of common stock of NEW YORK MEDICAL as provided in paragraph 4.3 above.

     4.14 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon NEW YORK MEDICAL which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of NEW YORK MEDICAL, any NEW YORK MEDICAL of property by NEW YORK MEDICAL or the conduct of business by NEW YORK MEDICAL as currently conducted.

     4.15 Title to Property. NEW YORK MEDICAL owns no real property. NEW YORK MEDICAL has good and marketable title to all of its material properties and assets set forth in Section 4.15 of the NEW YORK MEDICAL Disclosure Schedule, free and clear of all liens, charges and encumbrances except liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which NEW YORK MEDICAL lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which NEW YORK MEDICAL has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of NEW YORK MEDICAL, are in good operating condition and repair, in all material respects.

4.16 Taxes.

     (a) NEW YORK MEDICAL and its subsidiary have filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material) and all such returns and reports are complete and correct in all respects, and any requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and NEW YORK MEDICAL and its subsidiary have paid all Taxes shown thereon to be due and have provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Each of NEW YORK MEDICAL and its subsidiary has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party. In addition, (i) no material claim for unpaid Taxes that are currently, or will be prior to the Closing Date, due and payable has become a lien against the property of NEW YORK MEDICAL or is being asserted against NEW YORK MEDICAL, (ii) no audit of any material Tax Return of NEW YORK MEDICAL is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by NEW YORK MEDICAL or any of its subsidiaries and is currently in effect and (iv) there is no agreement, contract or arrangement to which NEW YORK MEDICAL is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code.

     (b) No director or officer (or employee responsible for tax matters) of NEW YORK MEDICAL or its subsidiary expects any authority to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of NEW YORK MEDICAL or its subsidiary, either: (A) claimed or raised by any authority in writing, or (B) as to which the directors and officers (and employees responsible for tax matters) of such corporation has Knowledge based upon personal contact with any agent of such authority. Section 4.16(b) of the NEW YORK MEDICAL Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to each of NEW YORK MEDICAL and its subsidiary and with respect to both of them on a consolidated or other basis for taxable periods ended on or after January 1, 1999, 2000, and 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each of NEW YORK MEDICAL and its subsidiary has delivered to CHCI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by either NEW YORK MEDICAL or its subsidiaries since January 1, 1999.

     (c) Neither NEW YORK MEDICAL nor its subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) The unpaid Taxes of NEW YORK MEDICAL and its subsidiary, respectively, (i) did not, as of January 1, 2002 or the date of the most recent fiscal month-end of NEW YORK MEDICAL and its subsidiary, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for such fiscal month end (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of NEW YORK MEDICAL or its subsidiary in filing its Tax Returns.

     4.17 Environmental Matters. NEW YORK MEDICAL (i) has obtained all applicable permits, licenses and other authorizations which are material to the business of NEW YORK MEDICAL and required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by NEW YORK MEDICAL (or its respective agents); (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from NEW YORK MEDICAL’S (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by NEW YORK MEDICAL (or any of its respective agents) thereunder.

     4.18 Intangible Assets. Section 4.18 of the NEW YORK MEDICAL Disclosure Schedule contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by NEW YORK MEDICAL in its business as presently conducted, or controlled in whole or in part by NEW YORK MEDICAL or directly or indirectly owned or controlled in whole or in part by NEW YORK MEDICAL or any of NEW YORK MEDICAL’S officers, directors or key employees. All such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. The conduct of NEW YORK

MEDICAL’S business does not infringe upon the patents, trademarks, trade secrets, or copyrights or other intellectual property rights, of any other party. NEW YORK MEDICAL has not received any notice of any claim of infringement. Except as disclosed in Section 4.18 of the NEW YORK MEDICAL Disclosure Schedule, there are no agreements, contracts or obligations under which NEW YORK MEDICAL is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The trade secrets and "know-how" of NEW YORK MEDICAL are in such form and of such quality that, following the Closing; NEW YORK MEDICAL will be able to continue to sell the products heretofore provided by NEW YORK MEDICAL.

     4.19 Agreements, Contracts and Commitments. Section 4.19 of the NEW YORK MEDICAL Disclosure Schedule contains a true and correct list of all material contracts, agreements or other understandings or arrangements, written or oral, or commitments therefore, relating to NEW YORK MEDICAL, its business and assets or liabilities (collectively, the "NEW YORK MEDICAL Contracts"). Except as set forth in Section 4.19 of the NEW YORK MEDICAL Disclosure Schedule, NEW YORK MEDICAL is not a party to and is not bound by:

     (a) Any employment or consulting agreement, contract or commitment with any officer, director or member of NEW YORK MEDICAL’S Board of Directors;

     (b) Any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this

Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) Any agreement, contract or commitment containing any covenant limiting in any respect the right of NEW YORK MEDICAL to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

     (d) Any agreement, contract or commitment currently in force relating to the disposition or Acquisition by NEW YORK MEDICAL after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which NEW YORK MEDICAL has any material ownership interest in any corporation, partnership, joint venture or other business enterprise; or

     (e) Any material contract (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) of NEW YORK MEDICAL.

     NEW YORK MEDICAL is not and, to NEW YORK MEDICAL’S Knowledge, no other party to a NEW YORK MEDICAL Contract, is in breach, violation or default under, and NEW YORK MEDICAL has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the NEW YORK MEDICAL Contracts in such a manner as would permit any other party to cancel or terminate any such NEW YORK MEDICAL Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each NEW YORK MEDICAL Contract is valid and binding on NEW YORK MEDICAL and is in full force and effect, and NEW YORK MEDICAL has in all material respects performed all obligations required to be performed by them to date under each NEW YORK MEDICAL Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on NEW YORK MEDICAL. Except as set forth on Section 4.19(e) of the NEW YORK MEDICAL Disclosure Schedule: (i) NEW YORK MEDICAL maintains a good business relationship with each of its customers and suppliers, and to the Knowledge of NEW YORK MEDICAL, no material unresolved complaint or dispute presently exists and no customer or supplier is considering or intends to cease doing business with NEW YORK MEDICAL during the twelve (12) month period beginning the date hereof; (ii) during the twelve (12) month period preceding the date hereof, no material contract or agreement of NEW YORK MEDICAL was terminated, expired, or not renewed; and (iii) during the twelve (12) month period preceding the date hereof, no material supplier or customer of NEW YORK MEDICAL has ceased doing business with NEW YORK MEDICAL, as the case may be.

     4.20 NEW YORK MEDICAL does not carry any insurance. Prior to the Closing Date, NEW YORK MEDICAL and CHCI shall agree upon appropriate insurance and coverage.

     4.21 Directors, Officers and Affiliates. Section 4.21 of the NEW YORK MEDICAL Disclosure Schedule contains a complete list of the current Board of

Directors and executive officers of NEW YORK MEDICAL and all Persons who are an Affiliate of NEW YORK MEDICAL.

     4.22 Prior Sales. Section 4.22 of the NEW YORK MEDICAL Disclosure Schedule contains a true, correct and complete current list of the names and addresses of the purchasers of any securities of NEW YORK MEDICAL that have been privately offered and sold by NEW YORK MEDICAL within the last two years from the date of this Agreement, the prices paid by the purchasers of those securities, the rights of such shareholders and a brief description of the facts upon which NEW YORK MEDICAL relied in claiming an exemption from the registration requirements of the state and federal securities laws in making those sales.

     4.23 Corporate Record Books. The books and records of NEW YORK MEDICAL are in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

     4.24 Related Party Transactions. Except as set forth in Section 4.24 of the NEW YORK MEDICAL Disclosure Schedule, neither any officer nor any director or employee of NEW YORK MEDICAL, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of NEW YORK MEDICAL or in any Person from whom or to whom NEW YORK MEDICAL leases any real or personal property, or in any other Person with whom NEW YORK MEDICAL is doing business.

     4.25 Lack of Disputes. There is currently no dispute, pending or, to the Knowledge of NEW YORK MEDICAL, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of NEW YORK MEDICAL.

     4.26 Board Approval. The Board of Directors of NEW YORK MEDICAL has, as of the date hereof, (i) approved this Agreement, the Acquisition and the transactions contemplated hereby and (ii) determined that the Acquisition is in the best interests of the stockholders of NEW YORK MEDICAL and is on terms that are fair to such stockholders.

     4.27 Disclosures. None of the information supplied or to be supplied by NEW YORK MEDICAL specifically for inclusion or incorporation by reference in any registration statements, prospectuses, reports, schedules or other documents to be filed with the SEC or any other governmental entity and no written disclosure of written statement of fact furnished or to be furnished by NEW YORK MEDICAL to CHCI pursuant to this Agreement or pursuant to CHCI’s due diligence, shall contain any untrue statement of a material fact or omits or will omit to state any item or any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All SEC Filings will comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by NEW YORK MEDICAL with respect to statements made or incorporated by reference therein based on information supplied by CHCI specifically for inclusion or incorporation by reference in any subsequent SEC Filing.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING DATE

     5.1 Conduct of Business By CHCI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, CHCI shall, except to the extent that NEW YORK MEDICAL shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Section 5.1 of the CHCI Disclosure Schedule, without the prior written consent of NEW YORK MEDICAL, which consent will not be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, CHCI shall not do any of the following:

     (a) Grant any severance or termination pay to any officer or employee of CHCI except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to NEW YORK MEDICAL, or adopt any new severance plan;

     (b) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CHCI other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) in the ordinary course of business;

     (c) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000, other than banking, accounting, legal and printing fees associated with the Acquisition;

     (d) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which CHCI is a party or waive, release or assign any material rights or claims there under;

     (e) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

     (f) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

     (g) Agree in writing or otherwise to take any of the actions described in subsections (a) through (f) above.

5.2 Conduct of Business by NEW YORK MEDICAL.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, NEW YORK MEDICAL shall, except to the extent that CHCI shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and pay or perform other material obligations when due and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     (b) In addition, except as permitted by the terms of this Agreement, without the prior written consent of CHCI, which consent will not be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, NEW YORK MEDICAL shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(1) Grant any stock options;

     (2) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to CHCI, or adopt any new severance plan;

     (3) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (4) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of shares of NEW YORK MEDICAL Common Stock pursuant to the exercise of stock options or warrants therefore outstanding as of the date of this Agreement;

     (5) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaws;

     (6) Sell, lease, license, mortgage, encumber or subject to any lien or otherwise dispose of any properties or assets of NEW YORK MEDICAL;

     (7) Create, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NEW YORK MEDICAL;

     (8) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

     (9) Make any individual or series of related payments outside of the ordinary course of business in excess of $1,000, other than banking, accounting, legal and printing fees associated with the Acquisition;

     (10) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which NEW YORK MEDICAL is a party or waive, release or assign any material rights or claims thereunder;

     (11) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

     (12) Engage in any action that could reasonably be expected to cause the Acquisition to fail to qualify as a "reorganization" under Section 368(a)(1)(B) of the Code;

     (13) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

     (14) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

     (15) Agree in writing or otherwise to take any of the actions described in subsections (1) through (14) above.

ARTICLE 6 ADDITIONAL AGREEMENTS

     6.1 Filings; Board Recommendations. As promptly as practicable after the date of this Agreement, each of CHCI and NEW YORK MEDICAL will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or state securities or related laws relating to the Acquisition and the transactions contemplated by this Agreement. Specifically, but not by way of limitation, promptly following the execution and delivery of this Agreement, but no later than five (5) Business Days following the date hereof NEW YORK MEDICAL shall prepare and file a notice pursuant to Rule 14f-1, and one or more Forms 8-K describing the Acquisition of CHCI with respect to the transactions contemplated by this Agreement in accordance with all applicable rules and regulations of the Exchange Act. Not less than five (5) Business Days prior to the filing with the SEC, NEW YORK MEDICAL shall permit CHCI and its legal counsel to review the filing and make suggested revisions thereto. NEW YORK MEDICAL shall mail the notice pursuant to Rule 14f-1 to each NEW YORK MEDICAL shareholder in accordance with all applicable rules and regulations of the 1934 Act and the Delaware Code. Each of CHCI and NEW YORK MEDICAL will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to any Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Acquisition or any Filing. Each of CHCI and NEW YORK MEDICAL will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all-material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Filing, CHCI or NEW YORK MEDICAL, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of NEW YORK MEDICAL, such amendment or supplement.

6.2 Confidentiality; Access to Information.

     (a) Access to CHCI Information. CHCI will afford NEW YORK MEDICAL and its accountants, counsel and other representative’s reasonable access during normal business hours to the properties, books, records and personnel of CHCI during the period prior to the Closing Date to obtain all information concerning the business of CHCI as NEW YORK MEDICAL may reasonably request. No information or Knowledge obtained by NEW YORK MEDICAL in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the NEW YORK MEDICAL.

     (b) Access to NEW YORK MEDICAL Information. NEW YORK MEDICAL will afford CHCI and its accountants, counsel and other representative’s reasonable access during normal business hours to the properties, books, records and personnel of NEW YORK MEDICAL during the period prior to the Closing Date to obtain all information concerning the business of NEW YORK MEDICAL as CHCI may reasonably request. No information or Knowledge obtained by CHCI in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

     (c) Confidentiality. NEW YORK MEDICAL AND CHCI shall hold, and shall use their best efforts to cause their respective officers, directors, partners, prospective lenders, financial advisors, counsel and other agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of their counsel, by other requirements of law, all documents and information concerning the NEW YORK MEDICAL or CHCI, as the case may be, furnished to the other in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of NEW YORK MEDICAL or CHCI, or any of their respective Affiliates; or (ii) later lawfully acquired without the breach of any other agreement by NEW YORK MEDICAL or CHCI or their respective officers, directors, partners, financial advisors, counsel and other agents from other sources), and will not release or disclose such information to any other Person, except its officers, directors, prospective lenders, financial advisors, counsel and other agents in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained as hereinbefore provided for a period of two (2) years and, if requested by NEW YORK MEDICAL or CHCI, as the case may be, the other(s) will, and will cause its officers, directors, partners, prospective lenders, financial advisors, counsel and other agents to, return to NEW YORK MEDICAL or CHCI all copies of written information furnished by or on behalf of NEW YORK MEDICAL or CHCI to the other(s) or their respective officers, directors, prospective lenders, financial advisors, counsel and other agents.

     6.3 Public Disclosure. NEW YORK MEDICAL and CHCI agree that all general notice releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement, shall be made only at such time and in such manner as shall be mutually agreed upon by them; provided, however, that any party shall be entitled to make public announcements of the proposed transaction if, in the opinion of its counsel, such announcement is required to comply with any applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange and such party shall to the extent practicable, consult with the other party hereto with respect to such announcement and give reasonable prior notice of its intent to issue such announcement.

6.4 Best Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of NEW YORK MEDICAL and CHCI and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use best efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Acquisition, this Agreement and the transactions contemplated hereby.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require NEW YORK MEDICAL or CHCI or any subsidiary or Affiliate thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     (b) CHCI shall give prompt notice to NEW YORK MEDICAL of any representation or warranty made by either contained in this Agreement becoming untrue or inaccurate, or any failure of CHCI to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) NEW YORK MEDICAL shall give prompt notice to CHCI of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of NEW YORK MEDICAL to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.5 Third Party Consents. As soon as practicable following the date hereof, NEW YORK MEDICAL and CHCI will each use their commercially reasonable efforts to obtain any consents, waivers and approvals under any of their or their subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, including the consent and stock powers of the CHCI SHAREHOLDERS.

     6.6 CHCI Investment Agreement. Each CHCI SHAREHOLDER hereby agrees that the shares of MOJAVE Common Stock to be issued to such CHCI Shareholder upon the consummation of the transaction provided for in this Agreement are being acquired for investment and not with a view to the distribution thereof and will be held by such shareholders until a sale may be made under the terms of applicable laws and rules of the Securities and Exchange Commission NEW YORK MEDICAL will place an appropriate legend on the certificate evidencing NEW YORK MEDICAL Common Stock to be received by CHCI SHAREHOLDERS pursuant to the terms of this Agreement, and will issue appropriate stop transfer instructions to the transfer agent for the NEW YORK MEDICAL Common Stock, consistent with the terms of the CHCI Investment Agreement.

     6.7 Comfort Letter of NEW YORK MEDICAL’S Auditors. Prior to the Closing, NEW YORK MEDICAL shall cause Mark Sherman, C.P.A., certified public accountant to NEW YORK MEDICAL, to provide a letter reasonably acceptable to CHCI, relating to their audit of the financial statements relating to NEW YORK MEDICAL contained in or incorporated by reference in the NEW YORK MEDICAL annual report on Form 10-KSB.

     6.8 Comfort Letter of CHCI's Auditors. Prior to the Closing, CHCI shall cause the certified public accountants to CHCI, to provide a letter reasonably acceptable to NEW YORK MEDICAL, relating to their forthcoming audit of the financial statements relating to CHCI contained in or incorporated by reference in any public filings of NEW YORK MEDICAL.

     6.9 CHCI Accountants' Consent. CHCI shall cause their certified public accountants to provide, upon request, an accountants' consent for the inclusion, in any filings, of audit report(s) for the periods required to be included in such filings (irrespective of whether an audit for such period is required under SEC rules).

     6.10 No Solicitation by NEW YORK MEDICAL. NEW YORK MEDICAL shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, agents, attorney, partners, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any NEW YORK MEDICAL Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations or furnish any nonpublic information to any Person other than CHCI and their representatives in connection with any NEW YORK MEDICAL Takeover Proposal. For purposes of this Agreement, "NEW YORK MEDICAL Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of NEW YORK MEDICAL and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of NEW YORK MEDICAL, any tender offer, exchange offer or other transactions that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of NEW YORK MEDICAL, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NEW YORK MEDICAL or the NEW YORK MEDICAL capital stock (or any NEW YORK MEDICAL subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of NEW YORK MEDICAL and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

     6.11 Bulletin Board Listing. NEW YORK MEDICAL shall use its best efforts to maintain the listing of its shares of common stock on the NASD OTC Bulletin Board.

     6.12 NEW YORK MEDICAL Liabilities. NEW YORK MEDICAL shall terminate and extinguish all direct, indirect, short term, long term, choate, unchoate, contingent, unmatured, matured, known and unknown liabilities (collectively, "Liabilities") and all other obligations of NEW YORK MEDICAL in form and substance satisfactory to CHCI.

     6.13 POST-ACQUISITION OPERATIONS. Following the Closing Date, all bank accounts of NEW YORK MEDICAL shall be amended so that two nominees of CHCI shall be the only signatories with authority to engage in transactions for such accounts.

     6.14 REGISTRATION OF SHARES. NEW YORK MEDICAL shall file within ninety (90) days following the Closing Date a registration statement on an appropriate form of the SEC for the registration of 5,000,000 shares owned by CHCI and the CHCI

Shareholders.

     6.15 SHAREHOLDER APPROVAL. CHCI, acting through its Board of Directors, shall convene and hold a special meeting of its stockholders or otherwise solicit written consents for the purpose of considering and taking action upon this Agreement in accordance with the bylaws of CHCI.

     6.16 Financial Statements. Prior to the Closing, CHCI shall deliver to NEW YORK MEDICAL (i) unaudited financial statements for the six (6) months ending June 30, 2002 (the "Financial Statements"). The Financial Statements will be prepared accordance with the books and records of CHCI and will present fairly in all material respects the financial position and results of operations of CHCI as of the times and for the periods referred to therein, in each case in accordance with GAAP.

ARTICLE 7

CONDITIONS TO THE ACQUISITION

     7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

     (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

     7.2 Additional Conditions to Obligations of CHCI. The obligation of CHCI to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by CHCI:

     (a) Representations and Warranties. Each representation and warranty of NEW YORK MEDICAL contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on NEW YORK MEDICAL, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on NEW YORK MEDICAL as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the NEW YORK MEDICAL Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). CHCI shall have received a certificate with respect to the foregoing signed on behalf of NEW YORK MEDICAL by an authorized officer of NEW YORK MEDICAL.

     (b) Agreements and Covenants. NEW YORK MEDICAL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and CHCI shall have received a certificate to such effect signed on behalf of NEW YORK MEDICAL by an authorized officer of NEW YORK MEDICAL.

     (c) Material Adverse Effect. No Material Adverse Effect with respect to NEW YORK MEDICAL shall have occurred since the date of this Agreement.

     (d) SHAREHOLDERS' Signatures. CHCI SHAREHOLDERS owning at least 90% of CHCI's issued and outstanding common stock shall sign this Agreement, and shall have presented stock powers and other documents as needed to transfer their CHCI stock to NEW YORK MEDICAL, with signature(s) notarized or guaranteed.

     (e) Quotation on Bulletin Board. The shares of the NEW YORK MEDICAL Common Stock shall be quoted for trading on the NASD OTC Bulletin Board without restriction or qualification.

     (f) NEW YORK MEDICAL Liabilities. All NEW YORK MEDICAL Liabilities shall have been terminated and extinguished in form and substance satisfactory to CHCI.

     (g) Officer and Directors. NEW YORK MEDICAL shall have accepted the resignations of all existing officers of NEW YORK MEDICAL.

     (h) Good Standing Certificate. NEW YORK MEDICAL shall deliver such certificates and documents of officers of NEW YORK MEDICAL and public officials as shall be reasonably requested by CHCI’s counsel to establish the existence and good standing of NEW YORK MEDICAL and the due authorization of this Agreement and the transactions contemplated by this Agreement.

     (i) SEC Reports. All SEC Filings shall have been submitted to the SEC in accordance with the requirements of the Exchange Act (and the rules, regulations and guidance promulgated thereunder), in form and substance satisfactory to CHCI, and all applicable waiting periods shall have been expired or waived by CHCI.

     (j) Delivery of the Stock Certificates. The CHCI Shareholders shall have received the stock certificates representing 18,000,0000 shares of NEW YORK MEDICAL Common Stock at Closing.

     (k) Closing Conditions. Documentation or other information shall have been received in a form reasonably satisfactory to CHCI, which evidences that the conditions set forth in this Section 7.2 have been satisfied.

     (l) Due Diligence. CHCI shall have completed its due diligence examination of the NEW YORK MEDICAL and shall have become satisfied with the results thereof.

     (m) Secretary’s Certificate. NEW YORK MEDICAL shall have delivered to the CHCI a certificate of the Secretary of NEW YORK MEDICAL, in the form mutually agreed upon by the parties, certifying to the resolutions of the Board of Directors of NEW YORK MEDICAL authorizing the transactions contemplated hereby and certifying that (i) such resolutions have not been revoked, suspended or amended and remain in full force and effect and (ii) this Agreement has been approved and adopted by all requisite corporate action on the part of NEW YORK MEDICAL.

     (n) Indemnification Agreement. NEW YORK MEDICAL shall have entered into the indemnification agreement with all of its subsidiaries in form and substance reasonably satisfactory to CHCI.

     7.3 Additional Conditions to the Obligations of NEW YORK MEDICAL. The obligations of NEW YORK MEDICAL to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by NEW YORK MEDICAL:

     (a) Representations and Warranties. Each representation and warranty of CHCI contained in this Agreement: (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on CHCI, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on CHCI as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the CHCI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). NEW YORK MEDICAL shall have received a certificate with respect to the foregoing signed on behalf of CHCI by authorized officers of CHCI.

     (b) Agreements and Covenants. CHCI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and NEW YORK MEDICAL shall have received certificates to such effect signed on behalf of CHCI by an authorized officer of CHCI.

     (c) Material Adverse Effect. No Material Adverse Effect with respect to CHCI and its subsidiaries shall have occurred since the date of this Agreement.

     (d) SHAREHOLDERS' Signatures. CHCI SHAREHOLDERS owning at least 90% of CHCI's issued and outstanding common stock shall sign this Agreement, and shall have presented stock powers and other documents as needed to transfer their CHCI stock to NEW YORK MEDICAL, with signature(s) notarized or guaranteed.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the requisite approvals of the Boards of Directors of CHCI or NEW YORK MEDICAL:

     (a) by mutual written consent duly authorized by the Boards of Directors of NEW YORK MEDICAL and CHCI;

     (b) by either CHCI or NEW YORK MEDICAL if the Acquisition shall not have been consummated by September 30, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by either CHCI or NEW YORK MEDICAL if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

     (d) by either CHCI or NEW YORK MEDICAL if the required approval of CHCI's SHAREHOLDERS shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to CHCI where the failure to obtain such CHCI SHAREHOLDER approval shall have been caused by the action or failure to act of CHCI and such action or failure to act constitutes a breach by CHCI of this Agreement;

     (e) by CHCI, upon a breach of any representation, warranty, covenant or agreement on the part of NEW YORK MEDICAL set forth in this Agreement, or if any representation or warranty of NEW YORK MEDICAL shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in NEW YORK MEDICAL’S representations and warranties or breach by NEW YORK MEDICAL is curable by NEW YORK MEDICAL through the exercise of its commercially reasonable efforts, then CHCI may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from CHCI to NEW YORK MEDICAL of such breach, provided NEW YORK MEDICAL continues to exercise commercially reasonable efforts to cure such breach (it being understood that CHCI may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by NEW YORK MEDICAL is cured during such thirty day period); or

     (f) by NEW YORK MEDICAL, upon a breach of any representation, warranty, covenant or agreement on the part of CHCI set forth in this Agreement, or if any representation or warranty of CHCI shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in CHCI's representations and warranties or breach by CHCI is curable by CHCI through the exercise of its commercially reasonable efforts, then NEW YORK MEDICAL may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from NEW YORK MEDICAL to CHCI of such breach, provided CHCI continue to exercise commercially reasonable efforts to cure such breach (it being understood that NEW YORK MEDICAL may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by CHCI is cured during such thirty day period).

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in

Section 8.1, this Agreement shall be of no further force or effect and no party shall have any further liability or obligation to the other parties hereto, except (i) as set forth in this Section 8.2, Section 8.3, and Section 6.2(c), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3 Fees and Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated. As used herein, NEW YORK MEDICAL expenses shall refer to expenses that relate to periods after the date of this Agreement, and any other costs not specifically stated in Section 8.3(b) herein.

     (a) Expenses to be paid by CHCI. CHCI shall pay the following expenses relating to the Acquisition: the legal fees of its securities counsel, all audit costs concerning the pre-closing and post-closing audit of CHCI (including the cost of producing any audited or unaudited pro-forma financial statements and/or any audited or unaudited stub financial statements for CHCI).

     (b) Expenses to be paid by NEW YORK MEDICAL. NEW YORK MEDICAL shall pay the costs related to initiating the following actions: the legal fees of its securities counsel; the cost of an opinion letter by legal counsel regarding present or past litigation; the cost of preparation of board minutes and resolutions of NEW YORK MEDICAL; cover letter to transfer agent; various letters to NASD, and other regulatory agencies concerning the required advance notices of the transaction; preparing and filing the Form 8-K describing the Acquisition of CHCI; preparing and sending to NEW YORK MEDICAL’S stockholders and others notice of the acquisition of CHCI.

     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of NEW YORK MEDICAL and CHCI.

     8.5 Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 9 INTENTIONALLY OMITTED

ARTICLE 10 GENERAL PROVISIONS

     10.1 Survival of Representations and Warranties. The representations and warranties of NEW YORK MEDICAL and CHCI contained in this Agreement shall survive for a period of two (2) years following the Closing Date.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to NEW YORK MEDICAL, INC. to:

NEW YORK MEDICAL, INC.
3779 E. Desert Inn Road
Las Vegas, Nevada 89121
Attn: Vivian Nehls, President/CEO
Tel: 702) 451-2029

With a copy to:

Randall J. Lanham
Lanham & Associates
28562 Oso Parkway
Unit D
Rancho Santa Margarita, California 92688
Tel: (949) 858-6773
Fax: (949) 858-6774

(b)	If to CHCI, to:

CRITICAL HOME CARE, INC.
566 Merrick Road
Rockville Centre, NY 11570
Attention: David Bensol, President

(c)	If to CHCI SHAREHOLDERS, to:

C/o CRITICAL HOME CARE, INC.
488 Madison Avenue 9th Floor
New York, New York 10022
Attention: Gary A. Schonwald, Asst Secretary

     10.3 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     10.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the CHCI Disclosure Schedule and the NEW YORK MEDICAL Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement and the parties assume no liability to any third party because of such reliance.

     10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation.

     10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11 Waiver of Jury Trial. EACH OF NEW YORK MEDICAL, CHCI

SHAREHOLDERS AND CHCI HEREIN IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEW YORK MEDICAL OR CHCI IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     10.12 Brokers and Finders. The parties have not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finder's fee in connection with the Agreement.

     10.13 FURTHER ASSURANCES. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the parties shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as either Party, or its counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed individually and or by their duly authorized respective officers this 16th day of September 2002 but to be effective as of the date first written above.

CRITICAL HOME CARE, INC.

By:
Name:	David Bensol
Title:	President

NEW YORK MEDICAL, INC.

By:
Name:	Netta Girard
Title:	Secretary

The Stockholders of CHCI, by their separate Acknowledgement and Assumption Agreements of even date herewith in the Form of Schedule A.

     Following and subject to the consummation of the reorganization of Critical Home Care., Inc. (“CHCI”), pursuant to the terms of that certain Plan and Agreement of Reorganization, dated as of September 16, 2002, by and among Critical Home Care, Inc. (“CHCI”), CHCI, and the shareholders of CHCI, and the subsequent appointment of David Bensol as an officer and director of CHCI, Bensol hereby agrees to abide by the terms and conditions of this Agreement and shall use his best efforts to take, or cause to be taken, on behalf of CHCI, all actions necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement.

IN WITNESS WHEREOF, I have set my hand, as of September 16, 2002

David Bensol

SCHEDULE A

[FORM]

ACKNOWLEDGMENT AND ASSUMPTION AGREEMENT

     The undersigned Stockholders of Critical Home Care. hereby by executing this Acknowledgment and Assumption Agreement hereby becomes a signatory to and acknowledges, assumes and agrees to the terms, conditions, and covenants set forth in the Acquisition Agreement by and among NEW YORK MEDICAL, INC., a Nevada corporation, Critical Home Care., Inc. a Delaware corporation (“CHCIC”) and the Stockholders of CHCIC, dated September 16, 2002, including the provisions of Sections 3 and 7 thereof.

STOCKHOLDER

David Bensol

- i -